Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-105414 and No. 333-111270) and Form S-8 (No. 333-22217, No. 333-41754, No. 333-53380, No. 333-75060, No. 333-111275 and No. 333-121375) of Overland Storage, Inc. of our report dated September 13, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10–K.

PricewaterhouseCoopers LLP

San Diego, California

September 13, 2006